UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 5, 2014

The Travelers Companies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-10898	41-0518860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

485 Lexington Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(917) 778-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 5, 2014, the Board of Directors of The Travelers Companies, Inc. (the “Company”), upon recommendation of the Company’s Nominating and Governance Committee, approved an amendment and restatement of the Company’s Amended and Restated Bylaws, which changes were effective immediately upon approval.  Among other changes, the bylaws were revised to clarify that shareholders who seek to propose business at a shareholders’ meeting, including with respect to the nomination of directors, must generally ensure that the Company receives such proposal, at its principal executive office, no less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders.  In addition, the bylaws were revised to clarify the type of information that the Company may require a shareholder to submit in connection with a shareholder nomination for director.

The Board of Directors also made certain technical and conforming amendments to the bylaws, including with respect to the minimum number of board meetings required to be held each year and the adjournment of shareholder meetings.  The Board of Directors also included in the bylaws language that mirrors existing Minnesota law regarding the ability of the board to act by written consent and the ability of board committees to establish subcommittees.

The foregoing summary of the amendments is qualified in its entirety by reference to the Amended and Restated Bylaws, effective as of August 5, 2014, which are attached hereto as Exhibit 3.2 and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

3.2	Amended and Restated Bylaws of The Travelers Companies, Inc., effective as of August 5, 2014 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2014	THE TRAVELERS COMPANIES, INC.

	By:	/s/ Matthew S. Furman
		Name:	Matthew S. Furman
		Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

3.2	Amended and Restated Bylaws of The Travelers Companies, Inc., effective as of August 5, 2014 (filed herewith).